                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                        Commission File Number 0-011013

                                               ---------

(Check  One):

[X]  Form  10-K  and  Form  10-KSB    [ ]  Form  11-K

[ ]  Form  20-F   [ ]  Form  10-Q  and  Form  10-QSB   [ ]  Form  N-SAR

     For  Period  Ended:      April 30,  2006

                        -------------------------

[ ]  Transition  Report  on  Form  10-K  and  Form  10-KSB

[ ]  Transition  Report  on  Form  20-F

[ ]  Transition  Report  on  Form  11-K

[ ]  Transition  Report  on  Form  10-Q  and  Form  10-QSB

[ ]  Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended:

     Read  Attached  Instruction  Sheet  Before Preparing Form.  Please Print or

Type.

     Nothing  in  this  form shall be construed to imply that the Commission has verified  any  information  contained  herein.

     If the notification relates to a portion of the filing checked above,

identify the item(s) to which the notification relates:

                                     PART I

                             REGISTRANT INFORMATION

Full  Name  of  Registrant        Comstock Industries, Inc. Corp.

                                  --------------------------------------------

Former  Name  if  Applicable      N/A

Address of Principal Executive

 Offices (Street and Number)      5100 Town Center Circle, Suite 430

City, State and Zip Code          Boca Raton, Florida 33486


                                    PART II

                             RULE 12b-25(b) AND (c)

     If  the  subject  report  could not be filed without unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to  Rule 12b-25 (b), the following  should  be  completed.  (Check  appropriate  box)

/X/     (a)    The  reasons  described in reasonable detail in Part III of this form  could  not  be  eliminated  without  unreasonable effort or expense;

/X/     (b)    The subject annual report, semi-annual report, transition report on  Form  10-K,  10-KSB,  20-F,  11-K  or  Form N-SAR, or portion thereof  will  be  filed  on  or  before  the  15th  calendar day following  the  prescribed  due  date;  or  the subject quarterly report  or  transition  report  on  Form 10-Q, 10-QSB, or portion thereof  will  be  filed  on  or  before  the  fifth calendar day following  the  prescribed  due  date;  and

/ /     (c)    The  accountant's  statement  or other exhibit required by Rule

               12b-25(c)  has  been  attached  if  applicable.

                                    PART III

                                    NARRATIVE

     State  below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K.

20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof could not be  filed  within  the prescribed time period.  (Attach extra sheets if needed.)

     The  registrant  has experienced delays in completing its financial statements  for  the  period ended April 30, 2006. As a result, the registrant  is  delayed in filing its Form 10-KSB for the period ended April 30,  2006.

                                    PART IV

                                OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

         Atul Sharma

Chief Executive Officer

                                   (561)                361-9326

-----------------------------      ------------          ---------------------

           (Name)                  (Area  Code)           (Telephone  Number)

(2)  Have  all  other periodic reports required under Section 13 or 15(d) of the

     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

     of  1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,  identify  report(s).

                                                               [X]  Yes  [ ]  No

(3)  Is it anticipated that any significant change in results of operations from the  corresponding period for the last fiscal year will be reflected by the earnings  statements  to  be  included  in  the  subject  report or portion thereof?

                                                               [ ]  Yes  [X]  No

     If  so,  attach  an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate  of  the  results  cannot  be  made.

                     Comstock Industries, Inc.

              -----------------------------------------------------

                  (Name of Registrant as specified in charter)

     Has  caused this notification to be signed on its behalf by the undersigned hereunto  duly  authorized.

Date  June 15,  2006                By  /s/  Atul Sharma

     ---------------------               --------------------------

                                                                                         Atul Sharma

                                       Chief Executive Officer